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Contact: Charles J. Viater
President and Chief Executive Officer
Phone: (574) 277-4200
Fax: (547) 273-7801
Date:  July 29, 2005

FOR IMMEDIATE RELEASE

           MFB Corp. Issues $5.0 Million of Trust Preferred Securities

Mishawaka, Indiana (July 29, 2005) --MFB Corp. ("MFB") (NASDAQ: MFBC) today announced it has raised $5.0 million through a private placement of trust preferred securities. The trust preferred securities were issued by a special purpose trust subsidiary.

The trust preferred securities will mature in 30 years, will require quarterly distributions, and will bear a fixed rate of interest of 6.22% per annum until September 15, 2010, resetting quarterly thereafter at the prevailing three-month LIBOR rate plus 1.7% per annum. MFB may redeem the trust preferred securities, in whole or in part, without penalty, on or after September 15, 2010, or earlier upon the occurrence of certain events with the payment of a premium upon redemption.

"This offering provides the company with long term funding which will not only supplement MFB Financial's regulatory capital, but also will provide additional funding for future business opportunities," stated Charles J. Viater, President and Chief Executive Officer of MFB.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the trust preferred securities. The trust preferred securities have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

MFB Corp.'s wholly-owned bank subsidiary, MFB Financial, provides retail and business financial services to the Michiana area through its eleven banking centers in St. Joseph and Elkhart counties.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include expressions such as "expects," "intends," "believes," and "should," which are necessarily statements of belief as to the expected outcomes of future events. Actual results could materially differ from those presented. MFB Corp. undertakes no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this release. The Company's ability to predict future results involves a number of risks and uncertainties, some of which have been set forth in the Company's most recent annual report on Form 10-K, which disclosures are incorporated by reference herein.

INDS01 CVS 777751v2